The business combination described in this document involve securities of a Japanese company. The business combination is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in the open market or through privately negotiated purchases.

April 11, 2025

To Whom It May Concern

Company name:	TSURUHA HOLDINGS INC.
Name of representative:	Jun Tsuruha, President and Representative Director (Securities code: 3391, Tokyo Stock Exchange (Prime Market))
Inquiries:	Norihito Ojima, Operating Officer in charge of Group Human Resources and General Affairs Department (Telephone: +81-11-783-2755)

Company name:	AEON CO., LTD.
Name of representative:	Akio Yoshida, Director, President and Representative Executive Officer (Securities code: 8267, Tokyo Stock Exchange (Prime Market))
Inquiries:	Hiroaki Egawa, Executive Officer, Finance and Business Management (Telephone: +81-43-212-6042)

Company name:	WELCIA HOLDINGS CO., LTD.
Name of representative:	Hideaki Kirisawa, Representative Director, President and Chief Operating Officer (Securities code: 3141, Tokyo Stock Exchange (Prime Market))
Inquiries:	Koji Takahashi, Director, and Executive Officer in charge of human resources and administrative departments, and risk management (Telephone: +81-3-5207-5878)

Notice Concerning the Execution of the Definitive Agreement on the Capital and Business Alliance among AEON CO., LTD., TSURUHA HOLDINGS INC. and WELCIA HOLDINGS CO., LTD.

As announced in the “Notice Concerning Capital and Business Alliance Among TSURUHA HOLDINGS INC., AEON CO., LTD. and WELCIA HOLDINGS CO., LTD., and Change of Major Shareholder and Largest Major Shareholder of TSURUHA HOLDINGS INC.” dated February 28, 2024, AEON Co., Ltd. (“AEON”), TSURUHA Holdings Co., Ltd. (“Tsuruha HD”) and WELCIA HOLDINGS Co., Ltd. (“Welcia HD”) have agreed to commence discussions regarding a capital and business alliance (the “Capital and Business Alliance”) among AEON, Tsuruha HD and Welcia HD, including the business integration (the “Business Integration”) of Tsuruha HD and Welcia HD, which aims to achieve higher levels of health and wellness for local residents by contributing to the extension of healthy life expectancy through our engagement in pre-symptomatic care, disease prevention and treatment for people, not only in Japan but also on a global scale, including the Association of Southeast Asian Nations (“ASEAN”) region, and have entered into a capital and business alliance agreement on the same day.

Subsequently, AEON, Tsuruha HD, and Welcia HD have continued to discuss and consider the specific methods and conditions of the Capital and Business Alliance, including the Business Integration, as well as the specific details and effects of the synergies that can be achieved, and today, have decided to enter into a definitive agreement on the Capital and Business Alliance (the “Definitive Capital and Business Alliance Agreement”).

Accordingly, the companies announce as follows.

For details of the Share Exchange (as defined in “(1) Details of the capital alliance” under “II. Details of the Capital and Business Alliance as stipulated in the Definitive Capital and Business Alliance Agreement” below) to be conducted by Tsuruha HD and Welcia HD as part of the Business Integration, please refer to the “Notice Concerning Execution of a Share Exchange Agreement for Business Integration between TSURUHA HOLDINGS INC. and WELCIA HOLDINGS CO., LTD.” dated today by Tsuruha HD and Welcia HD. In addition, for details of the scheduled commencement of the Tender Offer (as defined in “(1) Details of the capital alliance” under “II. Details of the Capital and Business Alliance as stipulated in the Definitive Capital and Business Alliance Agreement” below) that will be promptly implemented by AEON after the effective date of the Share Exchange as part of the Capital and Business Alliance should the Voting Rights Ratio (as defined in “(1) Details of the capital alliance” under “II. Details of the Capital and Business Alliance as stipulated in the Definitive Capital and Business Alliance Agreement” below) for the common stock of Tsuruha HD (“the Tsuruha HD Shares”) held by AEON does not reach 50.9% as a result of the Share Exchange taking effect, and the statement of Tsuruha HD’s opinion of the scheduled commencement of the Tender Offer, please respectively refer to the “Notice Concerning Scheduled Commencement of Tender Offer for the Shares of Tsuruha Holdings Inc. (Securities Code: 3391)” released by AEON today and “Notice Concerning Announcement of Opinion on the Planned Commencement of Tender Offer for the Company’s Shares by AEON CO., LTD” released by Tsuruha HD today.

Ⅰ.　Purpose of the Capital and Business Alliance

AEON, Tsuruha HD, and Welcia HD share the common view that regional disparities in medical and health will continue to grow even further in Japan. In rural areas, as depopulation progresses, it is expected that demand for one-stop shopping at drugstores, including fresh produce and general merchandise, will increase, and that there will be further demand for the addition of functions such as medical care, nursing care, and government administrative functions. By fully utilizing the significant economies of scale achieved through the Capital and Business Alliance, including the Business Integration, and utilizing the store networks, expertise, procurement channels, logistics systems, and customer databases held by each company group, it will be possible to develop new business categories and open new stores that can meet these emerging demands.

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In the ASEAN region, many areas are experiencing population aging similar to Japan, and there are also many regions where the health insurance system is still undeveloped. In this context, drugstores are poised to play an increasingly crucial role in extending the healthy life expectancy of people in these regions. By leveraging the store network, human resources and procurement channels that the AEON Group (which refers to AEON and its subsidiaries and affiliates. The same applies below. The AEON Group does not include Tsuruha HD and its subsidiaries and affiliates (the “Tsuruha Group”), or Welcia HD and its subsidiaries and affiliates (the “Welcia Group”) has in China and the ASEAN region, the parties believe that they can quickly accelerate the business development of Tsuruha HD and Welcia HD.

AEON, Tsuruha HD, and Welcia HD have decided to enter into the Definitive Capital and Business Alliance Agreement, having determined that the Capital and Business Alliance, including the Business Integration, will lead to the realization of higher levels of health and wellness for local residents. By doing this, the parties aim to create the largest drugstore alliance in Japan, acquire competitiveness and grow into the No.1 global company in Asia, while also creating unlimited growth opportunities for their employees.

Ⅱ．Details of the Capital and Business Alliance as stipulated in the Definitive Capital and Business Alliance Agreement

(1)	Details of the capital alliance

As part of the Capital and Business Alliance, AEON, Tsuruha HD, and Welcia HD will carry out the following transactions.

Through these transactions, Welcia HD will become a wholly owned subsidiary of Tsuruha HD, and the two companies will create Japan's largest drugstore alliance with combined sales of over 2 trillion yen and approximately 5,500 stores, acquire competitiveness, and aim to grow into the No.1 global company in Asia, while also creating unlimited growth opportunities for their employees. In addition, by acquiring shares in Tsuruha HD so that the ratio of the number of voting rights (the “Voting Rights Ratio”) for the Tsuruha HD Shares held by AEON becomes 50.9%, AEON will make Tsuruha HD a consolidated subsidiary, and Tsuruha HD will become a core subsidiary that drives the health and wellness business of the AEON Group.

①	AEON will acquire 3,530,000 shares of Tsuruha HD Shares from Nomura Securities Co., Ltd. subject to the satisfaction of conditions such as having the necessary clearances, permits, and approvals being obtained pursuant to laws and regulations. As a result, the number of Tsuruha HD Shares held by AEON will be 13,205,200 shares (the Ownership Ratio (Note 1) will be 26.83%) when combined with the 9,675,200 Tsuruha HD Shares already held, and Tsuruha HD is scheduled to become an equity-method affiliate of AEON.
②	Based on the agreement regarding the share exchange executed by Tsuruha HD and Welcia HD executed today (the “Share Exchange Agreement”), in which Tsuruha HD will become the wholly owning parent company and Welcia HD will become the wholly owned subsidiary in a share exchange (the “Share Exchange”) subject to the satisfaction of conditions such as having obtained the necessary clearances, permits, and approvals pursuant to laws and regulations, and subject to having obtained approvals at the shareholders meeting of each company, the Share Exchange will be implemented with December 1, 2025 as the effective date (scheduled). In addition, Tsuruha HD plans to conduct a stock split (“Stock Split”) whereby one share of Tsuruha HD Shares will be divided into 5 shares with September 1, 2025 as the effective date.

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③	If, as a result of the Share Exchange taking effect, AEON does not hold 50.9% of the Voting Rights Ratio in Tsuruha HD Shares, AEON will promptly initiate a tender offer for the Tsuruha HD Shares (the “Tender Offer”), settle the Tender Offer and acquire the Tsuruha HD Shares so that AEON holds 50.9% of the Voting Rights Ratio in Tsuruha HD Shares, on or after the effective date of the Share Exchange. The Tender Offer is expected to be completed in January 2026.
④	If, following the settlement of the Tender Offer, the Voting Rights Ratio in Tsuruha HD Shares held by AEON is below 50.9%, AEON and Tsuruha HD will separately consult to determine a suitable course of action by mutual agreement.

(Note 1) The “Ownership Ratio” refers to the percentage (The third decimal place is rounded off. The same applies to calculations of the Ownership Ratio below.) of the Tsuruha HD Shares against the number of shares (49,220,113 shares) obtained by adding the total number of shares of Tsuruha HD Shares (554,000 shares) that are subject to the 5,149 stock acquisition rights (“Stock Acquisition Rights”) (Note 2) that Tsuruha HD reported as still outstanding as of the same day, to the total number of issued shares (49,557,068 shares) as of February 28, 2025, as stated in the summary of financial results for the fiscal year ended February 28, 2025 [Japanese GAAP] (consolidated) (the “Tsuruha HD Financial Results”) that Tsuruha HD submitted on April 11, 2025, and then deducting the treasury stock (890,955 shares) held by Tsuruha HD as of the same date as stated in the Tsuruha HD Financial Results.

(Note 2) The breakdown of the 5,149 Stock Acquisition Rights is as below.

Stock Acquisition Rights Name	Rights as of February 28, 2025 (number of rights)	The number of Tsuruha HD Shares that are subject to the Stock Acquisition Rights (number of shares)
2008 Stock Acquisition Rights	44	8,800
2009 Stock Acquisition Rights	48	9,600
2010 Stock Acquisition Rights	53	10,600
2011 Stock Acquisition Rights	71	14,200
2012 Stock Acquisition Rights	68	13,600
2013 Stock Acquisition Rights	33	6,600
2014 Stock Acquisition Rights	32	6,400

2015 Stock Acquisition Rights	20	4,000
2016 Stock Acquisition Rights	22	4,400
11th Stock Acquisition Rights	4,758	475,800

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(i) As of today

(ii) At the time AEON makes Tsuruha HD an equity-method affiliate

(iii) At the time of the effectiveness of the Share Exchange (scheduled for December 1, 2025)

(iv) At the time of the completion of the Tender Offer

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(2)	Details of the business alliance

The following describes the details of the business alliance (the “Business Alliance”) agreed by AEON, Tsuruha HD, and Welcia HD in the Definitive Capital and Business Alliance Agreement. The synergies expected to be generated from the Business Alliance is approximately 50 billion yen over the next three years.

(i)	Mutual cooperation on the development of stores and in-store dispensing pharmacies
(ii)	Mutual cooperation on the procurement of products and electricity and development
(iii)	Mutual cooperation in improving logistics efficiency
(iv)	Alignment in settlement, point systems, digital marketing, insurance, and others
(v)	Promotion of joint development and mutual supply of private-brand products
(vi)	Mutual cooperation on the promotion of digital transformation (DX) and e-commerce (EC)
(vii)	Exchange of management know-how
(viii)	Research and promotion of food and drug business model
(ix)	Exchange of human resources and personnel information

By making maximum use of the management resources of the AEON Group, the Tsuruha Group and the Welcia Group, and by working together, the three companies came to believe that they can demonstrate synergies in various fields, create the largest drug store alliance in Japan, acquire competitiveness, and aim to grow into the No.1 global company in Asia, while also creating unlimited growth opportunities for their employees, thereby enhancing the medium- to long-term corporate value of the AEON Group, the Tsuruha Group and the Welcia Group in the future.

Specifically, the assumed synergies are as below.

(a)	Enhancing profitability through the sharing of expertise on store development and the promotion of a dominant strategy ((i) above)

By promoting a dominant strategy (Note), the AEON Group, the Tsuruha Group, and the Welcia Group will increase customer numbers through enhanced brand recognition and reduce costs through more efficient sales promotion and distribution, and thereby aim to improve profitability.

(Note) A dominant strategy is a strategy of opening stores in a concentrated manner in a specific area to secure a competitive advantage in that area.

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(b)	Accelerating overseas expansion ((i) above)

By Tsuruha HD opening stores overseas using the overseas business bases, procurement channels, system and expertise, as well as human assets of the AEON Group, the companies believe that they can improve the speed of store openings and more quickly acquire competitiveness. The companies believe that this will enable them to quickly accelerate their development into the Chinese and ASEAN markets, which are important management issues for the Tsuruha Group and the Welcia Group.

(c)	Cooperation in the procurement of products ((ii) above)

The AEON Group, the Tsuruha Group, and the Welcia Group will strengthen their collaboration in the procurement of products (for example, joint business negotiations, joint distribution and joint promotions) with the aim of improving competitiveness.

(d)	Cost reduction through joint procurement of electricity ((ii) above)

The AEON Group, the Tsuruha Group, and the Welcia Group will work together to reduce costs by jointly procuring electricity.

(e)	Optimization of delivery routes and reduction of delivery costs through joint delivery ((iii) above)

The companies believe that they can optimize logistics efficiency through joint distribution and the joint use of distribution centers, and that in the future the companies can reduce delivery costs by promoting collaboration with the logistics functions of the AEON Group.

(f)	Improving profitability by accelerating the development of private brand (“PB”) products and strengthening the product lineup ((v) above)

The AEON Group, the Tsuruha Group, and the Welcia Group will strengthen their collaboration in product development (for example, joint product planning and development, and joint marketing) and expand their PB products, thereby increasing their appeal in terms of price and value and aiming to increase the frequency of customer visits to their stores.

(g)	Increase in sales through the strengthening of existing businesses and the development of new businesses in the dispensing pharmacy business ((vii) above)

AEON Group, the Tsuruha Group, and the Welcia Group believes that it will be possible to increase sales and reduce costs in existing businesses through the sharing of expertise in dispensing operations and the operations on attracting clinics between the three companies, as well as the optimization of dispensing strategies in each region.

Ⅲ．Advancement Framework for Business Integration and the Management Structure of Tsuruha HD

(1)	Implementation framework from April 2025 until the completion of making Tsuruha HD a consolidated subsidiary

AEON, Tsuruha HD, and Welcia HD will establish the following advancement framework in order to achieve the objectives of the capital and business alliance pertaining to the Definitive Capital and Business Alliance Agreement.

① Establishment of a steering committee

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A steering committee (the “Committee”) will be established to exchange opinions on matters related to the advancement of the Business Alliance and realization of the collaboration, and to review and discuss matters related to the management of the results of the Business Alliance, discussion topics, and any other matters deemed necessary by all parties for the advancement of the business related to the Capital and Business Alliance. The Committee will continue to meet approximately once every three months following the execution date of the Definitive Capital and Business Alliance Agreement until the earlier of the settlement commencement date for the Tender Offer or the termination date of the Definitive Capital and Business Alliance Agreement. The details including the specific method of operation, the discussion topics and the member composition of the steering committee will be separately discussed in good faith among AEON, Tsuruha HD, and Welcia HD and decided by mutual agreement. The steering committee is expected to primarily consist of the presidents of AEON, Tsuruha HD, and Welcia HD.

② Medium-Term Business Plan Formulation Committee

A medium-term business plan formulation committee will be established for the purpose of discussing and examining the formulation of policies related to the medium-term business plan of the integrated company (Tsuruha HD) (the “Integrated Company (Tsuruha HD)”), following the completion of the Capital and Business Alliance, setting numerical targets and establishing targets in each business field primarily for a three-year period from the fiscal year ending February 2027. Under the medium-term business plan formulation committee, subcommittees will be established for each theme, such as supply chain, IT systems, settlement and point systems, dispensing, store development, and overseas strategy, and practical discussions will be held with the aim of creating synergies.

③ Utilization of core subsidiary for product and logistics functions in creating synergy

Tsuruha Group Merchandising Co., Ltd. (“TGMD”), a subsidiary of Tsuruha HD, will be positioned as the core entity for creating product and distribution synergies through the Capital and Business Alliance, with all or part of the functions and personnel for product and distribution of the Welcia Group, being transferred to TGMD. After the Share Exchange, TGMD's Board of Directors is scheduled to consist of several directors from both Tsuruha HD and Welcia HD, with one representative director from each company’s selected directors.

In addition, AEON, Tsuruha HD, and Welcia HD will separately discuss the timing and scale of synergy creation by TGMD and will consider it in collaboration with the medium-term business plan formulation committee and the supply chain subcommittee established under it.

④ Management structure of the Integrated Company (Tsuruha HD)

Even after the implementation of the Capital and Business Alliance, including the Business Integration, the directors of Tsuruha HD will continue to maintain their independence and autonomy as a listed company, with a majority being independent outside directors, and based on the recommendations of the Nomination and Remuneration Committee established by Tsuruha HD, which is chaired by an independent outside director, Tsuruha HD will make a company proposal for the appointment of officers, and AEON will respect such proposal made by Tsuruha HD and exercise its voting rights in favor of the proposal at the shareholders meeting for the appointment of officers, except in cases where it is objectively and reasonably determined that it is clear that the proposal will damage the corporate value of Tsuruha HD.

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Following the Share Exchange, it is planned that two officers and employees from Welcia HD will be appointed as directors of the Integrated Company (Tsuruha HD). The proposal for the election of directors of Tsuruha HD after the Share Exchange, including these directors, is scheduled to be submitted to the annual general shareholders meeting of Tsuruha HD to be held on May 26, 2025, and will be disclosed once the candidates for directors have been determined. For details, please refer to the “Notice Concerning Execution of a Share Exchange Agreement for Business Integration between TSURUHA HOLDINGS INC. and WELCIA HOLDINGS CO., LTD.” released today by Tsuruha HD and Welcia HD.

(2)	Management structure after the completion of making Tsuruha HD a consolidated subsidiary

Even after becoming a consolidated subsidiary, Tsuruha HD will maintain its listing, so it will continue to appoint directors based on its independence and autonomy as a listed company, in accordance with the recommendations of the Nomination and Remuneration Committee. In addition, at the annual general meeting of shareholders after becoming a consolidated subsidiary, Tsuruha HD will submit a proposal to appoint one non-executive director nominated by AEON, after receiving a recommendation from the Nomination and Remuneration Committee.

As for the management structure after December 2025, the companies will build the most appropriate management structure as the largest drugstore alliance in Japan with sales amounting to over 2 trillion yen, and as a company that aims to grow into the No.1 global company in Asia.

Ⅳ．Overview of the Companies in the Capital and Business Alliance

（１）AEON

①	Name	AEON CO., LTD.
②	Location	1-5-1 Nakase, Mihama-ku, Chiba-shi, Chiba, Japan
③	Job title and name of representative	Akio Yoshida, Director, President and Representative Executive Officer
④	Description of business	Management of business activities of the companies engaged in retail, real estate development, finance, services, or related businesses by holding their shares or interests
⑤	Share capital	220,007 million yen (as of February 28, 2025）
⑥	Date of establishment	September 21, 1926
⑦		The Master Trust Bank of Japan, Ltd. (Trust Account)	13.23％
		Custody Bank of Japan, Ltd. (Trust Account)	4.46％
		Mizuho Bank, Ltd.	3.88％
		The Cultural Foundation of Okada	2.57％
	Major	AEON Environmental Foundation	2.54％
	shareholders and	The Norinchukin Bank	2.12％
	shareholding ratio	STATE STREET BANK WEST CLIENT-TREATY	1.48％
	(as of August 31,	505234 (Standing Proxy: Mizuho Bank, Ltd.,
	2024)	Settlement & Clearing Services Division)
		AEON Employee Stockholding Association	1.39％
		AEON Mutual Benefit Society (Nomura Securities	1.36％
Account)
		Tokio Marine & Nichido Fire Insurance Co., Ltd.	1.17％
⑧	Relationship between parties
Capital relationship

AEON owns 9,675,200 shares of common stock of Tsuruha HD (approximately 19.54% of the total number of issued shares of Tsuruha HD).

AEON owns 105,981,400 shares of common stock of Welcia HD (50.54% of the total number of issued shares of Welcia HD).

	Personal relationships	There is no applicable matter with respect to Tsuruha HD and Welcia HD.
Business relationship

Tsuruha HD has entered into a business alliance agreement with AEON and has financial services transactions and other dealings with the AEON Group.

Welcia HD has certain transactions with the AEON Group, including royalty payments, consumption deposits, and financial services.

	Applicability to related parties	AEON is a major shareholder and the largest shareholder of Tsuruha HD, and is therefore a related party of Tsuruha HD. AEON is the parent company of Welcia HD.

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⑨	Consolidated operating results and financial position for the last three years (in yen)
As of/Fiscal year ended	February 28, 2023	February 29, 2024	February 28, 2025
Net assets	1,970,232 million	2,087,201 million	2,121,226 million
Total assets	12,341,523 million	12,940,869 million	13,833,319 million
Net assets per share	1,161.12	1,231.59	1,218.63
Operating revenue	9,116,823 million	9,553,557 million	10,134,877 million
Operating profit	209,783 million	250,822 million	237,747 million
Ordinary profit	203,665 million	237,479 million	224,223 million
Profit attributable to owners of parent	21,381 million	44,692 million	28,783 million
Profit per share	25.11	52.25	33.58
Dividend per share	36.00	36.00	40

（２）Tsuruha HD

①	Name	TSURUHA HOLDINGS INC.
②	Location	1-21 Kita 24-jo Higashi 20-chome, Higashi-ku, Sapporo, Hokkaido, Japan
③	Job title and name of representative	Jun Tsuruha, President and Representative Director
④	Description of business	Execution support of various business strategies, and business management, of group companies
⑤	Share capital	11,626 million yen（as of February 28, 2025）
⑥	Date of establishment	June 1, 1963
⑦		AEON Co., Ltd.	19.87％
		The Master Trust Bank of Japan, Ltd. (Trust Account)	15.23％
		Nomura Securities Co., Ltd.	6.79％
		CEP LUX-ORBIS SICAV (Standing Proxy: General Manager of Custody Operations, Citibank, NA, Tokyo Branch)	4.47％
		Custody Bank of Japan, Ltd. (Trust Account)	3.75％
	Major shareholders and shareholding ratio (as of November 15, 2024）	STATE STREET BANK AND TRUST CLIENT OMNIBUS ACCOUNT OM02 505002 (Standing Proxy: General Manager, Settlement & Clearing Services Department, Mizuho Bank, Ltd.)	3.00％
		Tatsuru Tsuruha	2.90％
		Hiroko Tsuruha	2.81％
		STATE STREET BANK AND TRUST COMPANY 505001 (Standing Proxy: General Manager, Settlement & Clearing Services Department, Mizuho Bank, Ltd.)	2.24％
		Akiko Tsuruha	2.14％
⑧	Relationship between parties
Capital relationship

AEON owns 9,675,200 shares of common stock of Tsuruha HD (approximately 19.54% of the total number of issued shares of Tsuruha HD).

Welcia HD owns 4,000 shares of common stock of Tsuruha HD (approximately 0.01% of the total number of issued shares of Tsuruha HD) through Welcia Yakkyoku Co., Ltd., a subsidiary of Welcia HD.

	Personal relationships	There is no applicable matter
Business relationship

Tsuruha HD has entered into a business alliance agreement with AEON and has financial services transactions and other dealings with the AEON group.

There is no applicable matter with respect to Welcia HD.

Applicability to related parties

AEON is a major shareholder and the largest shareholder of Tsuruha HD, and is therefore a related party of Tsuruha HD as it holds 10% or more of the voting rights pertaining to Tsuruha HD Shares.

Welcia HD is a related party of Tsuruha HD as it is a subsidiary of AEON.

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⑨	Consolidated operating results and financial position for the last three years (in yen)
As of/Fiscal year ended	May 15, 2023	May 15, 2024	May 15, 2025
Net assets	304,144 million	305,297 million	306,377 million
Total assets	539,830 million	549,551 million	583,362 million
Net assets per share	5,690.49	5,748.63	5,778.90
Net sales	970,079 million	1,027,462 million	845,603 million
Operating income	45,572 million	47,151 million	37,894 million
Ordinary income	45,689 million	47,466 million	37,840 million
Net income attributable to owners of parent	25,258 million	21,743 million	17,207 million
Net income per share	519.90	447.27	353.67
Dividend per share	260	267	267

(Note) Tsuruha HD has changed its fiscal year-end (end of the business year) from May 15th to the end of February, starting with the fiscal year ended February 2025. Due to this change, the fiscal year ended February 2025 is a transitional period for the change in the fiscal year-end, so it is an irregular accounting period of 9.5 months from May 16th, 2024 to February 28th, 2025.

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（３）Welcia HD

①	Name	WELCIA HOLDINGS CO., LTD.
②	Location	2-2-15, Soto-kanda, Chiyoda-ku, Tokyo, Japan
③	Job title and name of representative	Hideaki Kirisawa, Representative Director, President and Chief Operating Officer
④	Description of business	Business management of subsidiaries and group companies that operate chain drug stores with dispensing pharmacy
⑤	Share capital	7,792 million yen (as of February 28, 2025)
⑥	Date of establishment	September 1, 2008
⑦		AEON Co., Ltd.	50.54％
		The Master Trust Bank of Japan, Ltd. (Trust Account)	5.20％
	Major	Welcia Holdings Employee Stock Ownership Association	2.11％
	shareholders and	Custody Bank of Japan, Ltd. (Trust Account)	1.69％
	shareholding ratio	TSURUHA Co., Ltd.	1.60％
	(as of August 31,	SMBC Nikko Securities Inc.	1.22％
	2024)	The Nomura Trust and Banking Co., Ltd. (Trust Account)	0.98％
		Custody Bank of Japan, Ltd. (Trust Account E)	0.81％
		CEP LUX-ORBIS SICAV	0.79％
		Ishida Co., Ltd.	0.77％
⑧	Relationship between parties
Capital relationship

AEON owns 105,981,400 shares of common stock of Welcia HD (50.54% of the total number of issued shares of Welcia HD).

Tsuruha HD owns 3,352,592 shares of common stock of Welcia HD (approximately 1.60% of the total number of issued shares of Welcia HD) through TSURUHA Corporation, a subsidiary of Tsuruha HD.

	Personal relationships	Mr. Motoya Okada, Director and Representative Executive Officer of AEON, is a director of Welcia HD. There is no applicable item with respect to Tsuruha HD.
	Business relationship	Welcia HD has certain transactions with the AEON Group, including royalty payments, consumption deposits, and financial services with respect to AEON. There is no applicable item with respect to Tsuruha HD.
	Applicability to related parties	AEON is the parent company of Welcia HD. AEON, the parent company, is a major shareholder and the largest shareholder of Tsuruha HD, and is therefore a related party of Tsuruha HD.

⑨	Consolidated operating results and financial position for the last three years (in yen)
As of/Fiscal year ended	February 28, 2023	February 29, 2024	February 28, 2025
Net assets	232,384 million	244,367 million	254,486 million
Total assets	537,362 million	551,860 million	579,985 million
Net assets per share	1,078.97	1,149.88	1,197.11
Net sales	1,144,278 million	1,217,339 million	1,285,005 million
Operating income	45,635 million	43,231 million	36,409 million
Ordinary income	52,149 million	47,756 million	40,837 million
Net income attributable to owners of parent	27,030 million	26,451 million	14,958 million
Net income per share	129.38	127.83	72.23
Dividend per share	32.00	34.00	36.00

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Ⅴ．Timetable for the Capital and Business Alliance

Date of execution of the Capital and Business Alliance Agreement dated February 28, 2024	February 28, 2024

Date of decision of representative executive officer regarding the execution of the Definitive Capital and Business Alliance Agreement (AEON)

Date of resolution regarding the execution of the Definitive Capital and Business Alliance Agreement and the Share Exchange Agreement by the Board of Directors (Tsuruha HD, Welcia HD)

Today
Execution date of the Definitive Capital and Business Alliance Agreement and the Share Exchange Agreement	Today
AEON’s further acquisition of Tsuruha HD Shares	Around May 2025 (scheduled)
Tsuruha HD shareholders meeting to approve the Share Exchange Agreement	May 26, 2025 (scheduled)
Welcia HD shareholders meeting to approve the Share Exchange Agreement	May 27, 2025 (scheduled)
Delisting of Welcia HD	November 27, 2025 (scheduled)
Effectiveness of the Share Exchange	December 1, 2025 (scheduled)
Commencement of the Tender Offer	Early December 2025 (scheduled)

Ⅵ．Other

The impact of the Definitive Capital and Business Alliance Agreement on the business performance of AEON, Tsuruha HD, and Welcia HD for the current period is expected to be minimal, but the companies believe that it will contribute to the improvement of the business performance of each company in the medium to long term. The impact on the business performance from the next period onwards is currently under review, and if the impact becomes clear and the need for disclosure arises, it will be promptly disclosed. Additionally, if there are any other matters that should be announced in the future, they will also be promptly disclosed.

Ⅶ．Matters Related to Transactions with Controlling Shareholders

(1)	Compliance with guidelines regarding the applicability of transactions with controlling shareholders and measures to protect minority shareholders

The execution of the Definitive Capital and Business Alliance Agreement by Welcia HD constitutes a transaction with its controlling shareholder, as AEON is the parent company and controlling shareholder of Welcia HD.

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In the “Guidelines for Measures to Protect Minority Shareholders in Transactions with Controlling Shareholders” indicated in the Corporate Governance Report disclosed by Welcia HD on June 28, 2024, it is stated that “Transactions with controlling shareholders shall be conducted in accordance with relevant laws and regulations, including the Companies Act, and internal regulations, including the Board of Directors' Regulations, and shall be subject to the approval of the Board of Directors as necessary. The company's policy is to ensure that a decision to approve a transaction at a meeting of the Board of Directors is made after confirming the appropriateness and economic rationality of the transaction, such as whether it is equivalent to general trading terms, and to take appropriate measures to ensure that minority shareholders are not disadvantaged.”

In this regard, Welcia HD has implemented measures to ensure fairness and avoid conflicts of interest when executing the Definitive Capital and Business Alliance Agreement, as described in (2) and (3) below, and the companies believe that the execution of the Definitive Capital and Business Alliance Agreement aligns with Welcia HD's “Guidelines for Measures to Protect Minority Shareholders in Transactions with Controlling Shareholders” described above.

(2)	Matters concerning measures to ensure fairness and measures to avoid conflicts of interest

Welcia HD is implementing the following measures to ensure the fairness of the execution of the Definitive Capital and Business Alliance Agreement.

①	Established a special committee (the “Special Committee (Welcia HD)”) consisting of three members independent of AEON, Tsuruha HD and Welcia HD (Mr. Katsunori Nozawa (outside director and independent officer of Welcia HD), Mr. Hirohisa Kagami (former outside corporate auditor of Welcia HD and lawyer) and Mr. Masahiko Yasuda (president and representative director of Benedi Consulting Co., Ltd.; certified public accountant), and obtained a written report (the “Written Report (Welcia HD)”) from the Special Committee (Welcia HD) stating as follows: it is believed that the execution of the Definitive Capital and Business Alliance Agreement and the Business Integration thereunder (the “Business Integration, etc.”) will contribute to the enhancement of Welcia HD’s corporate value, that it is reasonable to implement the Business Integration, etc., that the transaction terms of the Business Integration, etc., including the allotment ratio for the Share Exchange, are appropriate, and that the procedures for the Business Integration, etc. are fair, and therefore, the Special Committee (Welcia HD) recommends to the Welcia HD board of directors to implement the Business Integration, etc., and the Special Committee believes that the decision by the Welcia HD board of directors to implement the Business Integration, etc. (including the decision to execute the Definitive Capital and Business Alliance Agreement) is not disadvantageous to the minority shareholders of Welcia HD.
②	Obtained a valuation report on the share exchange ratio and a fairness opinion stating that the allotment ratio for the Share Exchange is considered to be appropriate for shareholders of common stock from a financial perspective from Mizuho Securities Co., Ltd., a financial advisor and third-party valuation institution independent of AEON, Tsuruha HD, and Welcia HD.
③	Obtained legal advice from Mori Hamada & Matsumoto, a legal advisor that is independent of AEON, Tsuruha HD, and Welcia HD.
④	Established a system at Welcia HD to review, negotiate and make decisions concerning the Definitive Capital and Business Alliance Agreement and the Business Integration, from an independent standpoint from AEON and Tsuruha HD.

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⑤	Approval by all participating directors of Welcia HD, excluding a director with a conflict of interest (Mr. Motoya Okada, who is also a director and representative executive officer of AEON) and an opinion to the effect that there are no objections from all auditors who have no conflict of interest.

For details of each measure, please refer to “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” under “3. Basis for the Details of Allotment in the Share Exchange” in the “Notice Concerning Execution of a Share Exchange Agreement for Business Integration between TSURUHA HOLDINGS INC. and WELCIA HOLDINGS CO., LTD. released today by Tsuruha HD and Welcia HD.

(3)	Summary of the opinion obtained from a party without a conflict of interest in the controlling shareholders stating that the relevant transactions are not disadvantageous to minority shareholders

Welcia HD received the Written Report (Welcia HD) from the Special Committee (Welcia HD) on April 11, 2025 stating that, as described in ① in “(2) Matters concerning measures to ensure fairness and measures to avoid conflicts of interest,” the Special Committee (Welcia HD) recommends to the Welcia HD board of directors to implement the Business Integration, etc., and that the Special Committee believes that the decision by the Welcia HD board of directors to implement the Business Integration, etc. (including the decision to execute the Definitive Capital and Business Alliance Agreement) is not disadvantageous to the minority shareholders of Welcia HD. For details of the Written Report (Welcia HD), please refer to “① Tsuruha HD having established, and obtained a written report from, the disinterested special committee” under “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” under “3. Basis for the Details of Allotment in the Share Exchange” in the “Notice Concerning Execution of a Share Exchange Agreement for Business Integration between TSURUHA HOLDINGS INC. and WELCIA HOLDINGS CO., LTD.” released today by Tsuruha HD and Welcia HD.

(Reference)

(1) AEON

(Millions of yen)

	Operating revenue	Operating profit	Ordinary profit	Profit attributable to owners of the parent
Forecast of consolidated earnings for the current year (Fiscal year ending February 2026)	10,500,000	270,000	250,000	40,000
Consolidated earnings of the previous year (Fiscal year ended February 2025)	10,134,877	237,747	224,223	28,783

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(2) Tsuruha HD

(Millions of yen)

	Net sales	Operating profit	Ordinary profit	Current net profit attributable to owners of the parent
Forecast of consolidated earnings for the current year (Fiscal year ending February 2026)	1,113,400	51,100	50,300	24,800
Consolidated earnings of the previous year (Fiscal year ended February 2025)	845,603	37,894	37,840	17,207

(3) Welcia HD

(Millions of yen)

	Net sales	Operating income	Ordinary income	Net income attributable to owners of parent
Forecast of consolidated earnings for the current year (Fiscal year ending February 2026)	685,100	20,500	22,700	12,500
Consolidated earnings of the previous year (Fiscal year ended February 2025)	1,285,005	36,409	40,837	14,958

Note: Due to the scheduled business integration between Welcia HD and Tsuruha HD and the scheduled delisting effective as of November 27, 2025, Welcia HD will refrain from disclosing the full-year consolidated earnings forecast.

END

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